Exhibit 21.1

SIRF TECHNOLOGY HOLDINGS, INC.

List of Subsidiaries

1. SiRF Technology, Inc., Delaware

2. SiRF Technology, K.K., Japan

3. SiRF Technology, A. B, Sweden

4. SiRF Technology GmbH, Germany

5. SiRF Technology (India) Pvtd. Ltd., India

6. ImpulseSoft, Pvtd., India